Exhibit 23.1

We consent to the inclusion in the Registration Statement (Form S-1) of Business Security Consultants, Inc. of our report dated March 19, 2013, with respect to the balance sheets as of November 30, 2012, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on November 13, 2012 through November 30, 2012 to be included in this Registration Statement.

/s/ Sam Kan & Company
Firm’s Signature

Alameda, CA
City, State

May 30, 2013
Date